Exhibit 99.2

CONSENT OF RP FINANCIAL, LC.

We hereby consent to the references to and descriptions and summaries of our strategic planning services and related analyses which were presented to the Board of Directors of United Financial Bancorp, Inc. (“United Financial”) on May 10, 2019, and subsequent strategic planning and financial advisory services and related analyses which were presented to the United Financial Board of Directors on June 4, 2019, and updated as of July 11, 2019, in the joint proxy statement/prospectus which is part of this Registration Statement on Form S-4 of Peoples United Bancorp, Inc.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ RP Financial, LC.

RP® FINANCIAL, LC.

September 3, 2019

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